Exhibit 11.1

                        STATEMENT REGARDING COMPUTATION
                             OF PER SHARE EARNINGS




Statement Regarding Computation of                 Three months
Per Share Earnings                                ended March 31,
- ----------------------------------           -------------------------
                                                1996           1995
                                                ----           ----
Earnings per share:
 Weighted average shares outstanding         1,407,688       1,407,688
 Net income per share                        $     .43       $     .26

Primary earnings per share:
 Weighted average shares outstanding         1,407,688       1,407,688
 Dilutive warrants                             463,235         463,235
 Dilutive stock options                         41,225          41,225
 Repurchased under treasury stock
   method(1)                                  (281,538)       (281,538)
                                             ---------       ---------
 Weighted average common shares
   outstanding and common share
    equivalents                              1,630,610       1,630,610
                                             =========       =========

                                             $ 601,000       $ 364,000

Net income
Imputed interest income under the
 treasury stock method (net of tax)             18,000          21,761
                                             ---------       ---------
Imputed net income                             619,000         385,761
                                             =========       =========
Net income per share                         $     .38       $     .24
                                             =========       =========

(1) Dilutive warrants and options calculated up to 20% of total shares outstanding in the applicable periods.



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